Elite Pharmaceuticals, Inc. Announces APPROVAL OF PHENTERMINE
CAPSULES AND DELAYED LAUNCH

RESTRICTED API SUPPLY ALSO AFFECTS PHENTERMINE TABLETS

Northvale, New Jersey, October 15, 2012: Elite Pharmaceuticals, Inc. ("Elite" or the “Company") (OTCBB: ELTP) today announced that Elite received approval as of September 28th from the U.S. Food and Drug Administration for generic phentermine capsules 15 mg and 30 mg. Elite also announced that the sole supplier of the active pharmaceutical ingredient (“API”) approved for this phentermine capsule product has restricted the amount of API available to Elite and this will delay the launch of this product.

The supply restriction also prevents Elite, and its sales and marketing partner, from meeting growing demand for the phentermine 37.5 mg tablets and is also expected to restrict sales of this product.

Elite believes the supplier is wrongfully limiting supply. If Elite is unable to timely resolve this dispute in a reasonable manner then, unless and until Elite is able to obtain adequate amounts of API, it will not be able to sustain or grow the sales of the generic phentermine products. Elite has begun to qualify an alternative supplier, but qualification of an alternative supplier, due to FDA requirements, will entail a significant amount of time and could be expected to take 12 months or longer.

About Elite Pharmaceuticals, Inc.

Elite Pharmaceuticals, Inc. develops oral sustained and controlled release products. Elite's strategy includes assisting partner companies in the life cycle management of products to improve off-patent drug products and developing generic versions of controlled release drug products with high barriers to entry. Elite has four commercial products with five additional products under review, pending approval by the FDA. Elite’s lead pipeline products include abuse resistant opioids utilizing the Company’s patented proprietary technology, and a once-daily opioid. They are sustained release oral formulations of opioids for the treatment of chronic pain, which address two of the limitations of existing oral opioids: the provision of consistent relief of baseline pain levels and deterrence of potential abuse. Elite also has partnered with Mikah Pharma to develop a new product, with Hi-Tech Pharmacal to develop an intermediate for a generic product, and a Hong Kong based company to develop a branded product for the United States market and its territories. Elite operates a GMP and DEA registered facility for research, development, and manufacturing located in Northvale, NJ.

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Including those related to the effects, if any, on future results, performance or other expectations that may have some correlation to the subject matter of this press release, readers are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, delays, uncertainties, inability to obtain necessary ingredients and other factors not under the control of Elite, which may cause actual results, performance or achievements of Elite to be materially different from the results, performance or other expectations that may be implied by these forward-looking statements These risks and other factors, including, without limitation, the timing or results of pending and future clinical trials, regulatory reviews and approvals by the Food and Drug Administration and other regulatory authorities, intellectual property protections and defenses, and the Company’s ability to operate as a going concern, are discussed in Elite's filings with the Securities and Exchange Commission, including its reports on forms 10-K, 10-Q and 8-K. Elite undertakes no obligation to update any forward-looking statements.

Contact:

For Elite Pharmaceuticals, Inc.

Dianne Will, Investor Relations, 518-398-6222

Dianne@elitepharma.com

www.elitepharma.com